Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8/A-2 of our report dated March 31, 2010 relating to our audits of the consolidated balance sheets of Bioheart, Inc. and Subsidiaries (A Development Stage Company) as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2009 and 2008, and the period from August 12, 1999 (date of inception) through December 31, 2009, which appears in the Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Jewett, Schwartz, Wolfe & Associates CPA’s

Hollywood, Florida
June 1, 2010